FOR IMMEDIATE RELEASE
CONTACT:  Deb M. Takes, President and CEO
PHONE: 215-513-2304

HARLEYSVILLE NATIONAL CORPORATION
REPORTS RECORD 2006 EARNINGS

31 Consecutive Years of Earning Growth and 32 Consecutive Years of Dividend Increases

HARLEYSVILLE, PA (January 23, 2007) - Harleysville National Corporation (NASDAQ: HNBC), today announced fourth quarter 2006 diluted and basic earnings per share of $.45 and $.46, respectively, compared to $.34 for the fourth quarter of 2005. Net income was $13.3 million for the fourth quarter of 2006 compared to $9.8 million during the same period in 2005.
For the year ended December 31, 2006, diluted earnings per share were $1.34 compared to $1.32 for 2005 and basic earnings per share were $1.36 for 2006 compared to $1.34 in 2005. Net income for 2006 was $39.4 million compared to $38.8 million during 2005.
“We are pleased to continue our tradition of achieving increased earnings year over year. This is the 31st year we have been able to do so and the 32nd straight year that we have distributed record dividends to our shareholders. Maintaining our strong performance and providing value to our shareholders, customers and the communities we serve will be our dedicated focus throughout 2007,” said Deb M. Takes, President and Chief Executive Officer.
The Corporation’s consolidated total assets were $3.2 billion at December 31, 2006, an increase of 4.2% or $132.5 million over $3.1 billion in total assets reported at December 31, 2005. This increase was primarily attributable to loan growth of $61.9 million and an increase in cash and investments of $40.3 million. The growth in loans took place mainly in the Bank’s real estate portfolio.

The year-to-date financial results for 2006 include the favorable impact on operations from the acquisition of the Cornerstone Companies effective January 1, 2006, and the $6.9 million after-tax gain on the sale of the Bank’s Honesdale branch during the fourth quarter of 2006, partially offset by lower net interest income due to the continued margin compression during the same year. The results also reflect the issuance of 1,382,000 shares of the Corporation’s common stock for a 5% stock dividend payable September 15, 2006. All share and per share information has been restated to reflect this stock dividend.

DETAILED REVIEW OF FINANCIAL RESULTS
    Net interest income on a tax equivalent basis in the fourth quarter of 2006 decreased $2.0 million or 8.7% from the same period in 2005 and decreased $4.3 million or 4.6% from the year ended December 31, 2005. These decreases during 2006 were mainly attributable to higher deposit and borrowing costs offset in part by higher loan and investment rates. The net interest margin for the fourth quarter of 2006 was 2.75%, compared to 2.89% for the third quarter of 2006 and 3.16% for the fourth quarter of 2005. Due to market conditions, deposit and short-term borrowing rates have increased at a faster rate than loan rates, resulting in a lower net interest margin. Average earning assets increased $145.9 million or 5.0% during the fourth quarter of 2006 versus the comparable period in 2005. Average loans grew by $72.8 million or 3.7% during the same period with average federal funds sold to correspondent banks increasing $58.2 million. Average interest-bearing deposits were up $211.3 million or 10.5% primarily as a result of growth in interest-bearing checking accounts and time deposits.
Nonperforming assets (including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due) were .54% of total assets at December 31, 2006, compared to .27% at December 31, 2005. The higher level of nonperforming assets was mainly due to an increase in nonaccrual commercial mortgage loans during 2006: three borrowers totaling $2.8 million during the first quarter, one borrower for $803,000 in the second quarter and two borrowers totaling $2.4 million during the fourth quarter. In addition, real estate loans delinquent 90 days or more increased $1.6 million since December 31, 2005. The increase in the provision of $799,000 for the year ended December 31, 2006, as compared to 2005 was primarily a result of inherent risk related to loan growth and the increase in nonperforming loans.

Total deposits increased 6.4% or $151.4 million to $2.52 billion at December 31, 2006, up from $2.37 billion at December 31, 2005. This was primarily attributable to growth in time deposits and interest-bearing checking accounts. Core deposits (total deposits less time deposits) increased 3.4% or $55.5 million to $1.67 billion for the same periods.
Noninterest income of $18.2 million for the fourth quarter of 2006 reflects an increase of $10.6 million from the comparable period in 2005. For the year ended December 31, 2006, noninterest income rose to $45.4 million, up $15.5 million from 2005. During the fourth quarter of 2006, the Bank recognized a pre-tax gain of $10.7 million on the sale of its Honesdale branch. The sale of this single Wayne County location included $74.2 million in deposits, as well as approximately $22.5 million in loans and other assets. The acquisition of the Cornerstone Companies was the primary driver of increases in wealth management income of $2.1 million during the fourth quarter of 2006 and $8.0 million for the year of 2006, over the comparable periods last year, partially offset by the sale of Cumberland Advisors, which was divested in the second quarter of 2005. In addition, noninterest income for 2006 included the pre-tax gain of $1.4 million on the sale of the Bank’s $15.3 million credit card portfolio during the second quarter as well as increases in net revenue resulting from credit card operations. Losses on sales of investment securities for the fourth quarter and year of 2006 were $674,000 as compared to gains of $1.7 million during the fourth quarter of 2005 and $4.8 million for 2005. Noninterest income for 2005 included gains of $690,000 and $287,000 on the sales of Harleysville National Bank’s McAdoo branch and Cumberland Advisors, Inc., respectively, during the second quarter.
Noninterest expense of $18.5 million for the fourth quarter of 2006 increased $3.7 million from $14.8 million in the fourth quarter of 2005, and $8.4 million for the year ended December 31, 2006, over 2005. Salaries and benefits expense rose $3.2 million during the fourth quarter of 2006 and $7.2 million during the year of 2006 from the comparable periods in 2005, primarily related to the acquisition of the Cornerstone Companies, partially offset by the sale of Cumberland Advisors in the second quarter of 2005, higher staffing levels resulting from growth, increased incentives, non-recurring compensation and severance charges primarily related to the former Chief Executive Officer’s contract, and compensation expense of $95,000 for the quarter and $440,000 for the year resulting from recording the Corporation’s stock option expense in conformance with FAS 123(R), “Stock Based Compensation.” Occupancy expense increased $494,000 for the year ended December 31, 2006, over 2005 mostly due to the Cornerstone Companies acquisition and a new branch opening. Other expense increased $1.3 million during 2006 mainly as a result of the Cornerstone Companies acquisition including amortization of intangible assets of $448,000 partially offset by decreased marketing expenses during 2006.
Harleysville National Corporation, with assets of $3.2 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.0 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data (1)
(Dollars in thousands, except per share data)
December 31, 2006
(unaudited)

For the period:		Three Months Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2006	2006	2006	2006	2005
Interest Income	$46,661	$45,961	$44,223	$42,096	$41,008
Interest Expense	26,849	25,347	22,947	20,625	19,148
Net Interest Income	19,812	20,614	21,276	21,471	21,860
Provision for Loan Losses	1,200	900	900	1,200	1,351
Net Interest Income after
Provision for Loan Losses	18,612	19,714	20,376	20,271	20,509

Service Charges	1,994	2,092	2,026	1,890	2,089
Gains/(Losses) on Sales of Investment Securities, Net	(674)	-	-	-	1,747
Gain on Sale of Credit Card Portfolio	-	-	1,444	-	-
Gain on Sale of Branch	10,650	-	-	-	-
Wealth Management Income	3,474	3,372	3,378	4,474	1,410
Bank-Owned Life Insurance Income	594	591	601	600	599
Other Income	2,168	2,231	2,571	1,969	1,720
Total Noninterest Income	18,206	8,286	10,020	8,933	7,565

Salaries, Wages and Employee Benefits	11,787	11,487	10,854	10,519	8,572
Occupancy	1,392	1,379	1,401	1,498	1,265
Furniture and Equipment	956	917	900	891	947
Other Expenses	4,332	3,777	4,620	4,217	3,986
Total Noninterest Expense	18,467	17,560	17,775	17,125	14,770

Income Before Income Taxes	18,351	10,440	12,621	12,079	13,304
Income Tax Expense	5,079	2,533	3,336	3,128	3,493
Net Income	$13,272	$7,907	$9,285	$8,951	$9,811

Per Common Share Data:
Weighted Average Common Shares - Basic	28,966,810	29,011,903	28,933,741	28,873,187	28,801,791
Weighted Average Common Shares - Diluted	29,291,521	29,384,310	29,351,584	29,379,870	29,332,350
Net Income Per Share - Basic	$0.46	$0.27	$0.32	$0.31	$0.34
Net Income Per Share - Diluted	$0.45	$0.27	$0.32	$0.30	$0.34
Cash Dividend Per Share	$0.20	$0.19	$0.18	$0.18	$0.22
Book Value	$10.18	$9.89	$9.58	$9.67	$9.48
Market Value	$19.31	$20.10	$20.20	$21.66	$18.19

For the period:	Twelve Months Ended
	December 31,
	2006	2005
Interest Income	$178,941	$151,739
Interest Expense	95,768	64,618
Net Interest Income	83,173	87,121
Provision for Loan Losses	4,200	3,401
Net Interest Income after
Provision for Loan Losses	78,973	83,720

Service Charges	8,002	8,202
Gains/(Losses) on Sales of Investment Securities, Net	(674)	4,794
Gain on Sale of Credit Card Portfolio	1,444	-
Gain on Sale of Branch	10,650	690
Wealth Management Income	14,698	6,651
Bank-Owned Life Insurance Income	2,386	2,234
Income on Life Insurance	-	177
Other Income	8,939	7,242
Total Noninterest Income	45,445	29,990

Salaries, Wages and Employee Benefits	44,647	37,441
Occupancy	5,670	5,176
Furniture and Equipment	3,664	4,231
Other Expenses	16,946	15,631
Total Noninterest Expense	70,927	62,479

Income Before Income Taxes	53,491	51,231
Income Tax Expense	14,076	12,403
Net Income	$39,415	$38,828

	Twelve Months Ended
	December 31,
Per Common Share Data:	2006	2005
Weighted Average Common Shares - Basic	28,946,847	28,891,412
Weighted Average Common Shares - Diluted	29,353,128	29,490,216
Net Income Per Share - Basic	$1.36	$1.34
Net Income Per Share - Diluted	$1.34	$1.32
Cash Dividend Per Share	$0.75	$0.72

	2006	2006	2006	2006	2005
Asset Quality Data:	4Q	3Q	2Q	1Q	4Q
Nonaccrual Loans	$15,201	$10,806	$10,164	$9,430	$7,493
90 + Days Past Due Loans	2,444	2,262	1,279	1,093	846
Nonperforming Loans	17,645	13,068	11,443	10,523	8,339
Net Assets in Foreclosure	-	87	64	78	29
Nonperforming Assets	$17,645	$13,155	$11,507	$10,601	$8,368
Loan Loss Reserve	$21,154	$21,303	$20,617	$19,895	$19,865
Loan Loss Reserve / Loans	1.03%	1.05%	1.02%	0.99%	1.00%
Loan Loss Reserve / Nonperforming Loans	119.9%	163.0%	180.2%	189.1%	238.2%
Nonperforming Assets / Total Assets	0.54%	0.39%	0.36%	0.33%	0.27%
Net Loan Charge-offs	$1,349	$214	$178	$1,170	$691
Net Loan Charge-offs (annualized)
/ Average Loans	0.26%	0.04%	0.04%	0.24%	0.14%

	2006	2006	2006	2006	2005
Selected Ratios (annualized):	4Q	3Q	2Q	1Q	4Q
Return on Average Assets	1.61%	0.96%	1.16%	1.15%	1.25%
Return on Average Shareholders' Equity	18.18%	11.10%	13.44%	13.06%	14.25%
Yield on Earning Assets (FTE)	6.22%	6.20%	6.10%	5.97%	5.76%
Cost of Interest Bearing Funds	4.05%	3.88%	3.60%	3.34%	3.09%
Net Interest Margin (FTE)	2.75%	2.89%	3.04%	3.15%	3.16%
Leverage Ratio	9.36%	9.24%	9.31%	9.33%	9.69%

	2006	2005
Selected Ratios (annualized):	Year-to-date	Year-to-date
Return on Average Assets	1.22%	1.28%
Return on Average Shareholders' Equity	13.98%	14.22%
Yield on Earning Assets (FTE)	6.13%	5.54%
Cost of Interest Bearing Funds	3.72%	2.71%
Net Interest Margin (FTE)	2.95%	3.27%

Balance Sheet (Period End):	2006	2006	2006	2006	2005
	4Q	3Q	2Q	1Q	4Q
Assets	$3,249,828	$3,363,003	$3,217,018	$3,201,693	$3,117,359
Earning Assets	3,022,219	3,136,487	2,991,628	2,979,595	2,924,156
Investment Securities	911,889	922,251	925,545	936,665	901,208
Loans	2,047,355	2,034,273	2,032,625	2,003,450	1,985,493
Other Earning Assets	62,975	179,963	33,458	39,480	37,455
Interest-Bearing Liabilities	2,578,377	2,707,217	2,541,713	2,534,165	2,441,185
Total Deposits	2,516,855	2,628,246	2,479,658	2,425,673	2,365,457
Noninterest-Bearing Deposits	327,973	326,851	356,043	345,118	363,440
Interest-Bearing Checking	539,974	571,444	419,312	382,199	387,374
Money Market	662,966	675,904	664,392	678,276	667,952
Savings	133,370	150,889	175,071	187,534	190,033
Time Deposits	852,572	903,158	864,840	832,546	756,658
Total Borrowed Funds	389,495	405,822	418,098	453,610	439,168
Federal Home Loan Bank	239,750	239,750	257,750	297,750	297,750
Other Borrowings	149,745	166,072	160,348	155,860	141,418
Shareholders' Equity	294,751	286,605	277,737	279,989	273,232

Balance Sheet (Average):	2006	2006	2006	2006	2005
	4Q	3Q	2Q	1Q	4Q
Assets	$3,279,260	$3,253,616	$3,218,481	$3,164,007	$3,117,686
Earning Assets	3,071,093	3,037,009	3,005,888	2,963,541	2,925,231
Investment Securities	919,848	917,103	929,002	936,867	897,032
Loans	2,034,515	2,027,028	2,006,723	1,988,778	1,961,722
Other Earning Assets	116,730	92,878	70,163	37,896	66,477
Interest-Bearing Liabilities	2,629,023	2,593,694	2,555,544	2,504,301	2,458,400
Total Deposits	2,543,658	2,518,958	2,459,453	2,353,353	2,353,430
Noninterest-Bearing Deposits	317,673	334,847	342,654	338,666	338,768
Interest-Bearing Checking	541,676	466,447	415,426	375,470	385,985
Money Market	672,458	676,035	661,444	666,722	680,365
Savings	140,181	163,136	180,968	187,245	192,961
Time Deposits	871,670	878,493	858,961	785,250	755,351
Total Borrowed Funds	403,038	409,583	438,745	489,614	443,738
Federal Home Loan Bank	239,750	241,685	285,904	297,750	294,435
Other Borrowings	163,288	167,898	152,841	191,864	149,303
Shareholders' Equity	289,618	282,678	277,064	277,892	273,135

Average Balance Sheets and Interest Rates - Fully-Taxable Equivalent Basis

	Three Months Ended December 31, 2006			Three Months Ended December 31, 2005
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Earning assets:
Investment securities
Taxable investments	$665,256	$7,884	4.70%	$670,968	$6,561	3.88%
Non-taxable investments (2)	254,592	3,848	6.00%	226,064	3,508	6.16%
Total investment securities	919,848	11,732	5.06%	897,032	10,069	4.45%
Federal funds sold and deposits in banks	116,730	1,546	5.25%	66,477	643	3.84%
Loans(2) (3)	2,034,515	34,864	6.80%	1,961,722	31,752	6.42%
Total earning assets	3,071,093	48,142	6.22%	2,925,231	42,464	5.76%
Noninterest-earning assets	208,167			192,455
Total assets	$3,279,260			$3,117,686

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Savings and money market	$1,354,315	11,845	3.47%	$1,259,311	7,084	2.23%
Time	871,670	10,119	4.61%	755,351	7,200	3.78%
Total interest-bearing deposits	2,225,985	21,964	3.91%	2,014,662	14,284	2.81%
Borrowed funds	403,038	4,885	4.81%	443,738	4,864	4.35%
Total interest-bearing liabilities	2,629,023	26,849	4.05%	2,458,400	19,148	3.09%
Noninterest-bearing liabilities:
Demand deposits	317,673			338,768
Other liabilities	42,946			47,383
Total noninterest-bearing liabilities	360,619			386,151
Total liabilities	2,989,642			2,844,551
Shareholders' equity	289,618			273,135
Total liabilities and shareholders' equity	$3,279,260			$3,117,686

Net interest spread			2.17%			2.67%
Effect of noninterest-bearing sources			0.58%			0.49%
Net interest income/margin on earning assets		$21,293	2.75%		$23,316	3.16%
Less tax equivalent adjustment		1,481			1,456
Net interest income		$19,812			$21,860

	Twelve Months Ended December 31, 2006			Twelve Months Ended December 31, 2005
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Earning assets:
Investment securities
Taxable investments	$672,648	$30,296	4.50%	$648,630	$23,923	3.69%
Nontaxable investments (2)	252,987	15,421	6.10%	254,433	16,183	6.36%
Total investment securities	925,635	45,717	4.94%	903,063	40,106	4.44%
Federal funds sold and deposits in banks	79,670	4,053	5.09%	51,740	1,637	3.16%
Loans(2) (3)	2,014,420	135,197	6.71%	1,900,023	116,354	6.12%
Total earning assets	3,019,725	184,967	6.13%	2,854,826	158,097	5.54%
Noninterest-earning assets	209,499			184,360
Total assets	$3,229,224			$3,039,186

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Savings and money market	$1,287,196	38,906	3.02%	$1,240,403	22,319	1.80%
Time	848,912	36,460	4.29%	683,466	24,330	3.56%
Total interest-bearing deposits	2,136,108	75,366	3.53%	1,923,869	46,649	2.42%
Borrowed funds	434,938	20,402	4.69%	456,599	17,969	3.94%
Totalinterest-bearing liabilities	2,571,046	95,768	3.72%	2,380,468	64,618	2.71%
Noninterest-bearing liabilities:
Demand deposits	333,406			335,962
Other liabilities	42,925			49,782
Total noninterest-bearing liabilities	376,331			385,744
Total liabilities	2,947,377			2,766,212
Shareholders' equity	281,847			272,974
Total liabilities and shareholders' equity	$3,229,224			$3,039,186

Net interest spread			2.41%			2.83%
Effect of noninterest-bearing sources			0.54%			0.44%
Net interest income/margin on earning assets		$89,199	2.95%		$93,479	3.27%
Less tax equivalent adjustment		6,026			6,358
Net interest income		$83,173			$87,121

(1) Certain prior period amounts have been reclassified to conform to current period presentation.
(2) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis (tax rate of 35%).
(3) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.